Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 27, 2026 (the “Effective Date”), by and between Cadiz Inc., a Delaware corporation (the “Company”) and Jacinto Hernandez, an individual (“Hernandez”).

WHEREAS, the Company desires to employ Hernandez as its Chief Financial Officer on the terms and conditions set forth herein, and Hernandez desires to be so employed.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Hernandez (collectively, the “Parties”) agree as follows:

1. TERM OF EMPLOYMENT. The terms and conditions of Hernandez’s employment under this Agreement shall be effective as of the Effective Date and shall continue until terminated in accordance with the termination provisions of Section 6 below.

2. DUTIES. From the Effective Date until the later of (x) September 1, 2026, and (y) the date that is the first day following the date on which the Company files its quarterly report on Form 10-Q for the quarter ended June 30, 2026 (such date, the “CFO Transition Date”), Hernandez shall be employed as the Company’s Executive Vice President of Finance, and shall perform such duties and responsibilities reasonably requested by the Chief Executive Officer and Chief Financial Officer of the Company. Effective as of the CFO Transition Date, Hernandez shall be employed as the Chief Financial Officer of the Company. From and after the CFO Transition Date, Hernandez's duties and responsibilities shall relate, generally, to those ordinarily performed by the chief financial officer of a publicly traded corporation and shall include, without limitation, direct responsibility for (i) the Company’s accounting systems, cash management and financial reporting; (ii) supervision and direction of the Company’s financial staff and investor relations department; (iii) preparation and coordination with outside professional advisors of all regulatory filings, including those required by the rules and regulations of the U.S. Securities and Exchange Commission and by the NASDAQ; (iv) coordination of the Company’s compliance with all of the requirements of the Sarbanes-Oxley Act of 2002, as amended; and (v) the administrative and financial management of the Company’s real estate holdings. In addition, as a member of the Company’s senior management group Hernandez shall be involved on a daily basis with discussion and analysis of the development of the Company’s water resource and other development programs. Hernandez shall also perform such other duties as would reasonably be performed by a senior executive of the Company as the Board may from time to time direct. Hernandez shall report to, and take direction from, the Chief Executive Officer of the Company. Hernandez further consents to serve in further capacities as an officer, manager and/or director of the Company or any subsidiary or affiliate of the Company without any additional salary or compensation. Hernandez’s base of operations shall be at the corporate headquarters office of the Company in Los Angeles, California, unless changed by mutual agreement. However, Hernandez shall also render services at such other sites as necessary from time to time to properly perform his duties.

3. NECESSARY SERVICES. Hernandez agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of the Company all of the duties that may be assigned to him hereunder and shall devote such time to the performance of these duties as may be necessary therefor. Provided that Hernandez otherwise performs his duties in a satisfactory manner, nothing herein shall preclude Hernandez from participating in the activities set forth on Schedule I, spending a reasonable amount of time in the pursuit of other business opportunities, the management of his personal investments or with any charitable or civic venture with which Hernandez may be involved, in each case, as long as such activities do not result in any conflicts with respect to Hernandez’s duties to the Company hereunder, or violate any conflicts of interest policy which may be maintained from time to time by the Company.

4. BASE COMPENSATION. Subject to such deductions as the Company may from time to time be required to make pursuant to law, governmental regulation or order, the Company agrees to pay Hernandez a base cash salary of $400,000 per annum, commencing as of the Effective Date. Payments of base salary shall be made in accordance with the normal payroll practices of the Company.

5. OTHER COMPENSATION. In addition to the base compensation set forth in Section 4 above, the Company agrees to provide additional compensation to Hernandez as follows:

a. Discretionary Annual Bonus. Each year during the term of this Agreement, the Board shall make a good faith evaluation of the performance of Hernandez during such year, on the basis of which Hernandez shall receive a cash bonus with a target equal to 100% of Hernandez’s base salary (such amount, the “Target Annual Bonus”), calculated with reference to performance goals established from time to time by the Board, and upon such other terms and conditions as shall be determined at the discretion of the Board. Such bonus will be paid on or before March 15 of the calendar year following the year to which such bonus relates, subject to Hernandez’s continued employment through the payment date.

b. Equity-Based Compensation. Hernandez will be eligible to participate in the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) (or any successor thereto), or such other plans or programs as the Company shall determine, on similar terms to other senior executives of the Company. Any equity award granted to Hernandez pursuant to this Section 5(b) will be subject to the terms and conditions of the applicable plan and any applicable award agreement(s).

c. Initial Equity Grants. Notwithstanding Section 5(b), as a material inducement for Hernandez to accept employment with the Company, within thirty (30) days following the Effective Date, and subject to the approval of the Company’s Compensation Committee and the execution of an award agreement approved by the Compensation Committee, the Company shall grant Hernandez the following one-time inducement awards outside of the 2019 Plan, pursuant to and in accordance with Nasdaq Listing Rule 5635(c)(4).

i	RSU Grants. The Company shall grant Hernandez 800,000 restricted stock units (“RSUs”). Two hundred thousand (200,000) of the RSUs shall be fully vested upon grant. The remaining six hundred thousand (600,000) RSUs shall vest in twelve (12) approximately equal quarterly installments on the final day of each fiscal quarter of the Company over the three (3) year period commencing on the Effective Date, subject in all cases to Hernandez’s continuing employment as of each such vesting date. Notwithstanding such vesting schedule, all outstanding but as yet unvested RSUs provided for in this subsection (i) shall accelerate and immediately vest on the first to occur of (x) a Change in Control (as defined in the 2019 Plan) or (y) the date of the termination of this Agreement (A) by Hernandez pursuant to Section 6(a)(iv) below, (B) by the Company without Cause pursuant to Section 6(a)(v) below or (C) as a result of Hernandez’s death or Disability pursuant to Section 6(a)(i) below. All vested RSUs (whether vesting ratably or by acceleration) shall be distributed to Hernandez in shares of the Company’s stock on the earlier to occur of (x) the fifth anniversary of the Effective Date or (y) Hernandez’s “separation from service” (as defined in Code Section 409A), except as otherwise set forth in this Agreement. Hernandez shall be permitted to satisfy any applicable tax withholding obligations arising in connection with the RSUs through a “Sell to Cover” transaction, pursuant to which Hernandez shall direct the sale of the minimum number of shares of the Company’s stock necessary to satisfy such withholding obligations, and the Company shall remit the applicable withholding amounts from the proceeds of such sale(s) directly to the appropriate taxing authorities on Hernandez’s behalf.

ii	PSU Grants. The Company shall grant Hernandez 800,000 performance stock units (“PSUs”), which shall vest based upon the Company’s common stock achieving a Price Hurdle (as defined below) in accordance with the following schedule, subject to Hernandez’s continuing employment as of each such vesting date:

Price Hurdle	PSUs Vested
$6.00 per share	200,000
$8.00 per share	200,000
$10.00 per share	200,000
$12.00 per share	200,000

For purposes hereof, “Price Hurdle” shall be measured, from time to time, based on the 20-Day VWAP prior to the measurement date. Once a Price Hurdle has been achieved, it shall remain achieved notwithstanding any subsequent changes in the price of the Company’s common stock.

“20-Day VWAP” for any date of determination means the per share volume-weighted average price of Common Stock, as displayed under the heading “Bloomberg VWAP” on Bloomberg page CDZI <equity> VWAP (or its equivalent successor if such page is not available), from the scheduled open of trading until the scheduled close of trading of the primary trading session of the NASDAQ Stock Market on each trading day during the 20 consecutive trading day period preceding (but not including) such date of determination (or if such volume- weighted average price is unavailable, the market value of one share of Common Stock during such period determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

If any Price Hurdle is not achieved within five (5) years of the Effective Date, all of the PSUs which are to vest upon achievement of such Price Hurdle shall be deemed forfeited and of no further force and effect.

Notwithstanding the above, the PSUs shall accelerate and immediately vest (i) upon a Change in Control (as defined in the 2019 Plan); or (ii) on the date of the termination of this Agreement (a) by Hernandez pursuant to Section 6(a)(iv) or (b) by the Company without Cause pursuant to Section 6(a)(v) below. All PSUs (whether vesting upon the achievement of a Price Hurdle or by acceleration) shall be distributed to Hernandez in shares of the Company’s stock on the earlier to occur of (x) the fifth anniversary of the Effective Date or (y) Hernandez’s “separation from service” (as defined in Code Section 409A), except as otherwise set forth in this Agreement. Hernandez shall be permitted to satisfy any applicable tax withholding obligations arising in connection with the PSUs through a “Sell to Cover” transaction, pursuant to which Hernandez shall direct the sale of the minimum number of shares of the Company’s stock necessary to satisfy such withholding obligations, and the Company shall remit the applicable withholding amounts from the proceeds of such sale(s) directly to the appropriate taxing authorities on Hernandez’s behalf.

iii	On or near each date that a cash dividend is paid to holders of shares of the Company’s stock, Hernandez will be entitled to receive an additional amount in cash equal to the cash dividend that Hernandez would have received in connection with the aggregate of each outstanding RSU and PSU if each such outstanding RSU and PSU had been in the form of one share of Company stock actually held by Hernandez (such aggregate cash dividend, the “Dividend Equivalents”). The Dividend Equivalents shall be deemed to be reinvested in shares of the Company’s stock (which may thereafter accrue additional Dividend Equivalents). The Dividend Equivalents will vest on the same vesting date corresponding to the underlying RSU or PSU with respect to which it was awarded, and will otherwise be subject to the same conditions applicable to the underlying RSU or PSU.

d. Fringe Benefits. In addition to the compensation set forth above, Hernandez shall be entitled to the following benefits:

i Four (4) weeks paid annual vacation, provided that no more than two weeks are to be taken consecutively;

ii Sick leave and personal leave with pay in accordance with the prevailing policies of the Company;

iii Medical coverage under the group medical insurance plan of the Company (or COBRA coverage, at the election of Hernandez);

iv Participation in any pension, profit-sharing, 401(k), or deferred compensation plan maintained by the Company for the general benefit of its employees;

v Participation in any other benefit plan maintained by the Company for the general benefit of its employees; and

vi Any other benefits not specifically set forth herein as may be granted by the Company in its sole and absolute discretion.

e. Deduction and Reimbursement. Hernandez hereby agrees that the Company may deduct and withhold from the compensation payable to Hernandez hereunder any amounts of money required to be deducted or withheld by the Company under the provisions of any and all applicable local, state or federal statutes or regulations or any amendments thereto hereafter enacted requiring the withholding or deducting of compensation.

6. TERMINATION. This Agreement shall continue in full force and effect unless and until terminated as provided in this Section.

a. Termination Events. This Agreement shall terminate:

i Upon the death or Disability of Hernandez, “Disability” having the definition set forth in the 2019 Plan.

ii At the election of the Company, upon a Change in Control (as defined in the 2019 Plan) or at such time, if any, as the Company ceases to conduct business for any reason whatsoever.

iii At the election of the Company, upon the dismissal of Hernandez by the Company for Cause. For purposes of this Agreement, “Cause” shall mean any of the following that has a material adverse effect upon the Company or any Subsidiary:

(1) Hernandez’s material failure to perform his duties which remains uncured for more than thirty (30) days after a written warning,

(2) Hernandez’s breach of his fiduciary duty to the Company which remains uncured for more than thirty (30) days after a written warning, or

(3) Hernandez’s conviction (or equivalent) for a felony.

iv At the election of Hernandez, upon (1) a material breach by the Company of any term or condition of this Agreement, (2) a material change in Hernandez’s job title or a material reduction in Hernandez’s duties and responsibilities hereunder, (3) a material reduction of Hernandez’s annual base salary, or (4) the Company requiring Hernandez to relocate to any place outside of a thirty-five (35) mile driving distance of Hernandez’s current work site, provided, however, that (A) Hernandez provides written notice to the Company specifying in reasonable detail the condition giving rise to the election in this subsection (iv) within thirty (30) days of the initial occurrence of such condition; (B) the Company fails to cure such condition within thirty (30) days after receipt of such written notice; and (C) Hernandez actually terminates employment within thirty (30) days following the expiration of the cure period.

v At the election of the Company, without Cause.

vi At the election of Hernandez, for any reason other than those set forth in Section 6(a)(iv) above.

b. Payments Following Termination. Following termination of this Agreement, whether for any of the reasons specifically set forth above or for any other reason, the Company shall have no obligation to make payments to or bestow benefits upon Hernandez after the date of termination except as may be required by law or as described in this subsection (b).

i In the event of termination of this Agreement by the Company pursuant to Section 6(a)(i) as the result of Hernandez’s death or Disability, Hernandez or his estate shall be entitled to receive base compensation as set forth in Section 4 above for a period of one hundred eighty (180) days following Hernandez’s death or Disability as though Hernandez were continuing to provide services to the Company under this Agreement. Any such payment shall be in addition to, and not in lieu of, any payments made pursuant to any Company provided death or disability benefit plans.

ii In the event of termination of this Agreement by the Company concurrently with or within twelve (12) months following a Change in Control pursuant to Section 6(a)(ii) above, Hernandez shall be entitled to receive (i) base compensation as set forth in Section 4 above for a period of twelve (12) months following the effective date of termination, as though Hernandez were continuing to provide services to the Company under this Agreement, (ii) a lump sum payment in an amount equal to 100% of Hernandez’s then-current Target Annual Bonus and (iii) for a period of twelve (12) months following the effective date of termination, fringe benefits described in Section 5(d) above to the extent that such benefits can then lawfully be made available by the Company (or the Company’s successor in interest) to Hernandez.

iii In the event of termination of this Agreement by the Company for Cause pursuant to Section 6(a)(iii) above, or in the event of termination of this Agreement by Hernandez without Cause pursuant to Section 6(a)(vi) above, the Company shall have no further liability or obligation to Hernandez under this Agreement other than the Company’s obligation to pay base compensation as set forth in Section 4 above and fringe benefits as described in Section 5(d) above, all to the extent that such base compensation or fringe benefits are accrued but unpaid or unissued as of the effective date of termination.

iv In the event of termination of this Agreement by Hernandez pursuant to Section 6(a)(iv) above or by the Company without Cause pursuant to Section  6(a)(v) above, or in the event of termination of this Agreement by the Company for any reason not specifically set forth above, Hernandez shall be entitled to receive (i) base compensation as set forth in Section 4 above for a period of one hundred eighty (180) days following the effective date of termination, as though Hernandez were continuing to provide services to the Company under this Agreement, (ii) a lump sum payment in an amount equal to 100% of Hernandez’s then-current Target Annual Bonus, multiplied by a fraction, the numerator of which is the number of days in the fiscal year from the first day of the year to and including Hernandez’s date of termination, and the denominator of which is 365, and (iii) for a period of one hundred eighty (180) days following the effective date of termination, the fringe benefits described in Section 5(d) above to the extent that such benefits can then lawfully be made available by the Company (or the Company’s successor in interest) to Hernandez.

v The termination of this Agreement shall not affect the right of Hernandez to exercise any stock option, to purchase securities of the Company, or to receive payments or equity securities under any incentive plans in which Hernandez participates, which rights may have vested under the terms of the applicable equity grant or incentive plan prior to the date of termination.

c. Return of Company’s Property. If this Agreement is terminated for any reason, the Company may, at its option, require Hernandez to vacate his offices prior to the effective date of a termination and to cease all activities on the Company’s behalf. Hernandez agrees that on the termination of this Agreement in any manner, he will immediately deliver to the Company all property of the Company in his possession or under his control, including without limitation: (i) hardware and devices, including laptops, desktop computers, tablets, cell phones, smartphones, portable storage devices (including USB drives and external hard drives), and any other electronic equipment; (ii) software, including any Company-licensed programs, applications, and access credentials (including passwords, security tokens, and multi-factor authentication devices); (iii) data and records, including notebooks, brochures, documents, memoranda, reports, spreadsheets, presentations, files, books, correspondence, customer lists, prospect lists, vendor lists, and other written, graphical, or electronic records; (iv) financial information, including financial statements, budgets, forecasts, pricing information, and billing records; (v) intellectual property materials, including research and development materials, technical data, formulas, plans, drawings, designs, and prototypes; (vi) identification and access materials, including Company identification cards, key cards, building access cards, keys, and parking passes; and (vii) any other property, materials, or information belonging to or relating to the business or work of the Company, whether or not listed above, which have not been returned to the Company. Hernandez hereby expressly acknowledges that all such materials and property referenced above are the property of the Company and that Hernandez shall not retain any copies, reproductions, or summaries thereof in any form.

d. Public Identification. If this Agreement is terminated for any reason, Hernandez shall immediately and forever thereafter cease to hold himself out to any person, firm, partnership, corporation or other entity as an employee, agent, independent contractor or representative of the Company or of any entity owned by, or affiliated with, the Company.

7. EXPENSES. The Company shall reimburse Hernandez for all out-of-pocket expenses incurred by Hernandez in the performance of his duties hereunder, including, but not limited to, telephone, travel, and office expenses, all subject to such written guidelines and/or requirements for verification as the Company may, in its sole and absolute discretion, establish.

8. CONFIDENTIALITY AND TRADE SECRETS. For purposes of this Section 8, the term “Company” shall collectively refer to the Company and any affiliate thereof.

a. Confidential Information. Hernandez shall keep in strictest confidence all information relating to the business, affairs, products, customers and suppliers of the Company (collectively hereinafter referred to as “Trade Secrets”), which Hernandez obtains or may acquire in the course of his employment by the Company, and which is not otherwise generally known to the public. Hernandez acknowledges that such Trade Secrets are of great value, and have been developed and/or acquired at great expense to the Company, and the Company would not enter into this contract of employment and such information would not be made available to Hernandez in Hernandez’s fiduciary capacity unless the Company were assured that all such information will be used for the exclusive benefit of the Company. Accordingly, during the term of this Agreement, and at all times thereafter, Hernandez shall not publish, communicate, divulge, disclose or use, whether or not for his own benefit, any such information without the prior written consent of the Company.

b. Non-Competition. Hernandez agrees that during the period of his employment, Hernandez will not, directly or indirectly, (i) engage in the business of, or own or control any interest in (except as a passive investor owning less than 10% of the equity securities of a publicly held company), or act as a director, officer or employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity, directly or indirectly engaged in any country in which the Company conducts business (including, without limitation, the United States, its possessions and territories), in any business competitive with the business then being carried on by the Company, (ii) plan or organize any business activity competitive with the business or planned business of the Company or its affiliates, or combine, participate, or conspire with other employees of the Company or its affiliates or other persons or entities for the purpose of organizing any such competitive business activity; or (iii) divert or take away, or attempt to divert or take away, any of the customers or potential customers of the Company or its affiliates, either for himself or for any other person, firm, partnership, corporation or other business entity.

c. Client Information. Hernandez hereby specifically agrees that he will not utilize any information concerning the customers, licensees or other clients, partners or affiliates of the Company which Hernandez acquires during the term of this Agreement, whether or not the same originated through Hernandez’s efforts, for any purpose detrimental to the business of the Company. Without limitation of the foregoing, Hernandez agrees that he shall not at any time interfere with any existing contracts of the Company, and further agrees that he shall not engage in business discussions with any person or entity with whom he or the Company are in negotiations at the time he ceases to be an employee of the Company until after such negotiations have been concluded.

d. Solicitation of Employees. Hernandez acknowledges that important factors in the Company’s business and operations are the loyalty and goodwill of its employees and its customers. Accordingly, Hernandez agrees that during the term of this Agreement, he will not enter into, and will not participate in, any plan or arrangement to cause any of the Company’s employees to terminate his employment with the Company or hire any of such employees in connection with business initiated by Hernandez or any other person, firm or corporation. Hernandez further agrees that information as to the capabilities of the Company’s employees, their salaries and benefits, and the other terms of their employment is confidential and proprietary to the Company and constitutes its valuable trade secrets.

9. REMEDY FOR BREACH. Hernandez acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character, which gives this Agreement a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Hernandez of the provisions of this Agreement will cause the Company irreparable injury. It is, therefore, expressly acknowledged that this Agreement may be enforced by injunction and other equitable remedies, without bond. Such relief shall not be exclusive but shall be in addition to any other rights or remedies the Company may have for such breach, and the Company shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred by reason of any breach of the covenants of this Agreement. Similarly, the provisions of this Section 9 shall not in any way limit any rights or remedies to which Hernandez may be entitled in the event of a breach by the Company of any obligations of the Company arising under this Agreement.

10. LITIGATION AND ATTORNEYS’ FEES. In the event of any litigation or arbitration between the parties hereto in connection with this Agreement or to enforce any provision or right hereunder, each party to such litigation or arbitration shall pay its own costs and expenses.

11. BOARD ACTIONS. Any actions required to be taken or determinations to be made by the Board under this Agreement may, at the discretion of the Board, be taken or made by the Compensation Committee or any other duly authorized committee of the Board.

12. ADDITIONAL ACKNOWLEDGMENTS.

a. Hernandez understands that the terms of this Agreement may be required to be disclosed in, or filed as an exhibit to, the Company’s annual proxy statement or other reports filed publicly with the U.S. Securities and Exchange Commission. Hernandez further acknowledges and agrees that he has a personal obligation to file reports with the U.S. Securities and Exchange Commission disclosing any changes in his beneficial ownership of the Company’s stock, including those arising as a result of this Agreement.

b. Hernandez acknowledges and agrees that he has fully read and understands this Agreement, has been advised to and has been given the opportunity to consult with his attorney concerning this Agreement, has been advised that the Company’s attorney has not acted as his attorney concerning this Agreement, has had any questions regarding its effect or the meaning of its terms answered to his satisfaction and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

13. CLAWBACK POLICY. Any amounts payable under this Agreement are subject to any policy or policies (whether in existence as of the effective date of the Agreement or as later adopted) established by the Company providing for clawback or recovery of amounts paid to Hernandez, including the Company’s Clawback and Forfeiture Policy effective October 2, 2023.

14. 280G CUTBACK. Notwithstanding any other provision of this Agreement to the contrary, if any payments or benefits provided under this Agreement, together with any other payments or benefits provided by the Company or an affiliate to Hernandez, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and any Treasury regulations promulgated thereunder (collectively, “Code Section 280G”), then such parachute payments shall be reduced to the greatest amount that may be paid to Hernandez without causing any loss of deduction to the Company under Code Section 280G; provided, however, that such reduction shall be made only if the net after-tax benefit to Hernandez following such reduction would exceed the net after-tax benefit to Hernandez absent such reduction. For purposes of this Section 14, “Net After-Tax Benefit” shall mean (i) the total amounts payable to Hernandez under Section 6(b) of this Agreement, plus (ii) all other payments and benefits that Hernandez receives or is then entitled to receive from the Company or an affiliate that would constitute “parachute payments” within the meaning of Code Section 280G, less (iii) the amount of federal and state income taxes payable with respect to the amounts described in clauses (i) and (ii), calculated at the maximum marginal income tax rate for each year in which such amounts are paid to Hernandez (based upon the rate in effect for such year as set forth in the Internal Revenue Code at the time of termination of Hernandez’s employment), less (iv) the amount of excise taxes imposed on the amounts described in clauses (i) and (ii) under Code Section 4999. The determination of whether and to what extent payments are required to be reduced under this Section 14 shall be made at the Company’s expense by a nationally recognized certified public accounting firm or consulting firm designated by the Company and reasonably acceptable to Hernandez prior to a Change in Control (the “Valuation Firm”). In the event of any underpayment or overpayment under this Section 14, as determined by the Valuation Firm, the amount of such underpayment or overpayment shall promptly be paid to Hernandez or refunded to the Company, as applicable, but only to the extent that any such refund would result in (i) no portion of such payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and (ii) a dollar-for-dollar reduction in Hernandez’s taxable income and wages for purposes of federal, state and local income and employment taxes, with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

15. GENERAL PROVISIONS.

a. The failure of the Company at any time to enforce performance by Hernandez of any provisions of this Agreement shall in no way affect the Company’s rights thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

b. Hernandez shall be indemnified by the Company against third party claims against Hernandez by reason of his serving as an officer, director, and/or employee of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by Delaware law and Hernandez shall be entitled to advancement of expenses in accordance with the provisions of such section. In addition, the Company shall maintain, for the benefit of Hernandez, director and officer liability insurance.

c. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Hernandez hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services; by reason thereof, Hernandez may not assign either the benefits or the obligations of this Agreement.

d. Hernandez shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

e. The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

f. This Agreement may not be modified except by a written instrument signed by all parties hereto.

g. All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.

h. This Agreement is made with reference to the laws of the State of California and shall be governed by and construed in accordance therewith. Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California, located in the City of Los Angeles, California.

i. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may, with the prior consent of both the Company and Hernandez, be settled by binding arbitration in the City of Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

16. SECTION 409A.

a. This Agreement (and all payments and other benefits provided under this Agreement and provided under any other agreement incorporated by reference) is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to such payments and benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if the Company or Hernandez determines that any compensation or benefit payable under this Agreement may be subject to Code Section 409A(a)(1), Company and Hernandez, at the request of either but with the written consent of the other, which consent shall not be unreasonably withheld, shall adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to cause the compensation and benefits payable under this Agreement not to be subject to Code Section 409A(a)(1) and to preserve the intended tax treatment of such compensation and benefits. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Code Section 409A. If the period during which Hernandez may consider and sign a release in connection with the receipt of severance benefits spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

b. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c. Company shall not make any deductions for money or property that Hernandez owes to Company or offset or otherwise reduce any sums that may be due or become payable to or for the account of Hernandez, from amounts that constitute deferred compensation for purposes of Code Section 409A.

d. Hernandez’s right to any deferred compensation, as defined under Code Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid tax, penalties and/or interest under Code Section 409A or otherwise.

e. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Hernandez in connection with Hernandez’s Separation from Service (as defined below) is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Hernandez is determined to be a “specified employee” as defined in Code Section 409A(a)(2)(B)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of Hernandez’s “separation from service” (as defined in Code Section 409A) or, if earlier, on Hernandez’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Hernandez in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. A “Separation from Service” of Hernandez means Hernandez’s separation from service, as defined in Code Section 409A, with the Company and all other entities with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder. References under this Agreement to Hernandez’s termination of employment or the termination of this Agreement shall be deemed to refer to the date upon which Hernandez has experienced a “separation from service” within the meaning of Code Section 409A.

f. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Hernandez on account of non-compliance with Code Section 409A.

17. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings or arrangements between Hernandez and the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERNANDEZ

/s/ Jacinto Hernandez
Jacinto Hernandez

THE COMPANY

CADIZ INC.

By:	/s/ Susan P. Kennedy
Susan P. Kennedy
Chief Executive Officer

By:	/s/ Winston Hickox
Name: Winston Hickox
Chair, Compensation Committee

SCHEDULE 1

PERMITTED ACTIVITIES

Approved Roles

•	Board Member, Devon Energy Corporation (DVN)

•	Financial Advisor, Good Neighbor Records

•	Strategic Advisor, Altria Group, Inc. (MO)

•	Principal, Cummings Consulting & Management

Any time that Hernandez is required to spend attending board meetings in connection with his Approved Roles shall not be counted against Hernandez’s vacation entitlement under Section 5(d)(i) of this Agreement.